Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

Startek, Inc.

Greenwood Village, Colorado

We consent to the incorporation by reference in to the following Registration Statement of StarTek Inc. and subsidiaries on Form S-8 of our report dated March 14, 2019 on the consolidated financial statements of StarTek Inc. and subsidiaries as of and for the period ended December 31, 2018 and the effectiveness of internal control over financial reporting of StarTek, Inc. as of December 31, 2018, appearing in the Annual Report of Form 10-K of StarTek Inc. and subsidiaries for the year ended December 31, 2019:

●	a new registration on Form S-8 registering an additional 225,000 shares of StarTek, Inc. common stock issuable pursuant to the Startek, Inc. Amended and Restated 2008 Equity Incentive Plan.

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC

Denver, Colorado

October 13, 2020